COMPANY CONTACT:	Roger Hendriksen 419-427-4768	FOR IMMEDIATE RELEASE November 8, 2005

Cooper Tire & Rubber Company Reports
Third Quarter Results

Findlay, Ohio, November 8, 2005 — Cooper Tire & Rubber Company (NYSE:CTB) today reported a net loss of $1 million or 2 cents per share from continuing operations for the quarter ended September 30, 2005 as lower unit sales volume, higher raw material costs, and higher reported interest expense weighed on the Company’s results and more than offset the positive impact of tire price increases and improved product mix. The results also include $1 million in debt extinguishment costs.

Total sales for the quarter increased by 1 percent to $558 million compared to $551 million in the same period last year. The increase in sales was driven by higher selling prices and improved product mix, which combined to offset lower tire unit sales.

For the first nine months of the year, Cooper’s continuing operations generated net sales of $1.6 billion and a net loss of $9 million, compared to net sales of $1.5 billion and net income of $24 million in the first nine months of 2004. The results in the first nine months of 2005 included the net impact of $10 million ($7 million net of tax) in debt extinguishment costs and $24 million ($16 million net of tax) in costs related to the strike in the Company’s Texarkana, AR tire plant that occurred in March and April. The loss from continuing operations was partially offset by $6 million net of tax from the gain on the sale of discontinued operations.

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North American Tire Operations

The Company’s North American tire operations reported sales of $509 million in the quarter, up 2 percent compared to $499 million in the third quarter of 2004. This increase was driven by improved price and mix and was partially offset by lower overall unit volumes.

Industry demand for replacement tires in the quarter was soft. Rubber Manufacturers Association (RMA) member companies reported shipments of light vehicle replacement tires decreased by just under 1 percent compared to the third quarter of 2004. Cooper’s shipments of light vehicle tires were down by 7 percent. The most notable declines were in the economy and broadline passenger tire categories. However, the Company significantly outperformed the industry in the light truck tire category where shipments from RMA member companies declined slightly and Cooper’s shipments increased by 9 percent. Cooper also gained market share in the high performance market segment during the quarter.

Third quarter operating profit for the North American Tire operations was $17 million, compared to $27 million in the same period last year. The decline was largely the result of lower unit sales volumes, which can be partially attributed to a loss of broadline market share, and higher raw material costs. These were partially offset by price increases and improved product mix. The North American Tire unit also benefited from a $6 million legal settlement in a dispute with a supplier and $3 million in recoveries of previously expensed product liability and litigation expense during the quarter.

International Tire Operations

The Company’s International Tire operations reported sales of $68 million in the quarter, up 2 percent compared to $66 million in the third quarter of 2004. This increase was driven by higher unit sales volumes and improving product mix.

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The International unit generated an operating loss of less than $1 million in the third quarter compared to an operating profit of $3 million in the third quarter of 2004. The decline was largely the result of higher raw material prices, less favorable pricing and expenses related to the startup of the Company’s Asian operations. All of these combined to more than offset the contributions of higher unit volume in Europe and improved product mix.

Commenting on the quarter’s results, Cooper’s chairman, president and chief executive officer Thomas A. Dattilo said, “Our sales were softer than we anticipated throughout the quarter and lagged the markets in July and August. We saw improvement and gained market share in September, but it was not enough to overcome the slow start in the quarter. We made good progress in restoring production levels in our plants. Production on an equivalent unit basis was up for the quarter overall and more so in September. Our order fill rates and the availability of critical, high-demand products continued to improve and these will be key factors as we work hard to regain business, particularly with our independent dealers, going forward.”

Outlook

“We are excited about the growth potential in Asia as we complete and begin to leverage our acquisition of a majority interest in Cooper Chengshan Passenger Tire Company and in Cooper Chengshan Truck Tire Company in China,” Dattilo continued. “They have grown significantly over the past 2 years and will report nearly $500 million in annualized sales to start. We expect growth in the Chinese automotive and tire industry to keep pace with or exceed the overall economic growth rate in China.

“We are cautiously optimistic about our opportunities to increase sales in North America in the fourth quarter. However, we still face challenges in our broadline sales and uncertainty remains in the tire industry specifically and in the broader economy in North America and key regions around the world. Raw material prices and energy costs are still headed higher. In addition, it is very difficult at this point to accurately assess the current and future strength of global tire markets, particularly in North America, where the impact of higher gasoline prices, declining consumer confidence and the lingering impact of hurricanes in Florida, Mississippi, Louisiana and Texas cannot yet be measured.

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“We reduced the production schedules in our plants starting in early October due to raw material supply constraints following hurricane Rita. Raw material supplies now appear to be stabilized. However, our inventory of certain products remains high. As a result, we will continue to operate our North American plants on reduced production schedules. This will negatively impact our fourth quarter operating profit and obscure the progress we are achieving in production process changes and manufacturing efficiency. So our outlook is that our operating environment will remain challenging in the fourth quarter but we expect to see improvement as well as increasing productivity and manufacturing efficiency in the first quarter of 2006.”

Cooper’s management team will discuss the financial and operating results for the quarter in a conference call today at 11:00 a.m. Eastern time. Interested parties may access the audio portion of that conference call on the investor relations page of the Company’s web site at www.coopertire.com.

Company Description

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper Tire has 39 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at: www.coopertireandrubber.com

Forward-Looking Statements

This report contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future

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performance of the industries in which the Company operates, the economies of the United
States and other countries, or the performance of the Company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true. It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	changes in economic and business conditions in the world, especially the continuation of the global tensions and risks of further terrorist incidents that currently exist;

•	increased competitive activity, including the inability to obtain and maintain price increases to offset higher production or material costs;

•	the failure to achieve expected sales levels;

•	consolidation among the Company’s competitors and customers;

•	technology advancements;

•	fluctuations in raw material and energy prices, including those of steel, crude petroleum and natural gas and the unavailability of such raw materials or energy sources;

•	changes in interest and foreign exchange rates;

•	increases in pension expense resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions;

•	government regulatory initiatives, including the proposed and final regulations under the TREAD Act;

•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;

•	the impact of labor problems, including a strike brought against the Company or against one or more of its large customers;

•	litigation brought against the Company;

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•	an adverse change in the Company’s credit ratings, which could increase its borrowing costs and/or hamper its access to the credit markets;

•	the inability of the Company to execute the cost reduction/Asian strategies outlined for the coming year;

•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications; and

•	the impact of reductions in the insurance program covering the principal risks to the Company, and other unanticipated events and conditions.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.

Further information covering issues that could materially affect financial performance is contained in the Company’s periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

(Statements of income and balance sheets follow...)

Cooper Tire & Rubber Company
Consolidated Statements of Income
(Dollar amounts in thousands except per share amounts)
	Quarter Ended			Nine Months Ended
	September 30			September 30
	2004	2005		2004	2005
Net sales	$551,446	$557,795		$1,540,642	$1,582,782
Cost of products sold	489,305	502,369		1,361,318	1,440,764

Gross profit	62,141	55,426		179,324	142,018
Selling, general and administrative	39,247	41,631		125,622	121,929
Adjustment to class action warranty	(11,273)	(277)		(11,273)	(277)
Restructuring charges	8,432	—		9,111	—

Operating profit	25,735	14,072		55,864	20,366
Interest expense	6,580	13,629		20,959	42,193
Debt extinguishment cost	—	1,244		—	9,685
Interest income	(317)	(3,857)		(1,046)	(13,991)
Other — net	323	1,285		735	(252)

Income (loss) before taxes	19,149	1,771		35,216	(17,269)
Provision (credit) for taxes	5,974	2,846		10,987	(8,732)

Income (loss) from continuing operations	13,175	(1075)		24,229	(8,537)
Income (loss) from discontinued operations,
net of income taxes	(3,305)	235		43,919	6,032

Net income	$9,870	($840)		$68,148	($2,505)

Basic earnings per share
Income (loss) from continuing operations	$0.18	($0.02)		$0.33	($0.13)
Income (loss) from discontinued operations	($0.05)	$0.00		$0.59	$0.09

Net income	$0.13	($0.01)	*	$0.92	($0.04)
Diluted earnings per share
Income (loss) from continuing operations	$0.17	($0.02)		$0.32	($0.13)
Income (loss) from discontinued operations	($0.04)	$0.00		$0.58	$0.09

Net income	$0.13	($0.01)	*	$0.90	($0.04)
Weighted average shares outstanding
Basic	74,928	61,292		74,471	64,440
Diluted	75,935	61,292		75,475	64,440
Depreciation	$27,791	$26,695		$81,584	$79,046
Amortization of intangibles	$783	$752		$2,350	$2,237
Capital expenditures	$38,671	$38,894		$96,289	$128,012
Segment information
Net sales
North American Tire	$499,374	$509,415		$1,383,665	$1,433,092
International Tire	65,985	67,520		194,403	203,150
Eliminations	(13,913)	(19,140)		(37,426)	(53,460)
Segment profit (loss)
North American Tire	$26,807	$16,937		$61,788	$26,668
International Tire	2,802	(590)		9,498	176
Unallocated corporate charges and eliminations	(3,874)	(2,275)		(15,422)	(6,478)
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CONSOLIDATED BALANCE SHEETS
	September 30

	2004	2005

Assets
Current assets:
Cash and cash equivalents	$24,932	$404,962
Short-term investments	—	41,810
Accounts receivable	340,683	382,732
Inventories	238,230	343,669
Prepaid expenses, deferred income taxes and other	53,303	53,856
Assets of discontinued operations and held for sale	1,414,058	575

Total current assets	2,071,206	1,227,604
Property, plant and equipment	696,464	775,227
Goodwill	45,224	48,172
Restricted cash	1,614	12,540
Intangibles and other assets	142,347	345,248

	$2,956,855	$2,408,791

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable	$161	$189
Trade payables and accrued liabilities	342,085	323,693
Income taxes	(88)	1,159
Liabilities related to the sale of automotive operations	—	3,528
Liabilities of discontinued operations	371,571	—

Total current liabilities	713,729	328,569
Long-term debt	775,592	673,619
Postretirement benefits other than pensions	154,195	179,392
Other long-term liabilities	202,783	202,079
Long-term liabilities related to the sale of automotive operations	—	22,248
Deferred income taxes	15,969	42,334
Stockholders’ equity	1,094,587	960,550

	$2,956,855	$2,408,791

* Amounts do not add to due rounding
These interim statements are subject to year-end adjustments